AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Marilynn Meek
Chairman, President and CEO	General Inquiries
Yadira R. Mercado	212/827-3773
Executive Vice-President, CFO
787/751-7340

EUROBANCSHARES, INC. REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER ENDED JUNE 30, 2009

San Juan, Puerto Rico, August 10, 2009 – EuroBancshares, Inc. (Nasdaq: EUBK) (“EuroBancshares” or the “Company”) today reported its results for the second quarter ended June 30, 2009.

Net Income

EuroBancshares reported a net loss of $11.6 million, or $(0.60) per diluted share, for the quarter ended June 30, 2009, compared with a net income of $3.0 million, or $0.15 per diluted share, and a net loss of $1.8 million, or $(0.10) per diluted share, for the quarters ended March 31, 2009 and June 30, 2008, respectively.

Rafael Arrillaga-Torréns, Jr., Chairman of the Board, President and Chief Executive Officer said, “Our results for the second quarter are a reflection of the prolonged recession in which Puerto Rico has been for the past four years.  In reaction to this sustained downturn in the economic environment, we have continued to focus on enhancing our credit risk assessment and collection processes in an effort to improve credit quality and contain credit losses.”

Financial results for the quarter ended June 30, 2009, when compared to the quarter ended March 31, 2009, were mainly driven by the following:

(i)	a $2.3 million decrease in net interest income;

(ii)	a $7.0 million increase in our provision for loan and lease losses;

(iii)	a $1.9 million increase in other-than-temporary impairment adjustment in the investment portfolio; and

(iv)	a $3.2 million increase in insurance expense mainly related to the FDIC’s new insurance premium assessments, as discussed below.

Net Interest Income

The Company reported total interest income of $33.3 million for the second quarter of 2009, compared to $36.2 million for the previous quarter and $40.3 million for the quarter ended June 30, 2008.  For the six months ended June 30, 2009, total interest income was $69.5 million, compared to $83.0 million for the same period in 2008.  These decreases in total interest income were mainly driven by the combined effect of decreased loan yields resulting primarily from interest rate cuts of 175 basis points during the fourth quarter of 2008 accompanied by decreased average net loans and investments, and the effect caused by the increase in nonaccrual loans, as further explained below.

During the quarter and six months ended June 30, 2009, the average interest yield on a fully taxable equivalent basis earned on net loans was 5.47% and 5.59%, respectively, compared to 5.71% for the previous quarter and 6.45% and 6.83% for the same periods in 2008.  Average net loans amounted to $1.693 billion and $1.713 billion for the quarter and six months ended June 30, 2009, compared to $1.734 billion for the previous quarter, and $1.818 billion and $1.827 billion for the same periods in 2008.  Average interest yield on a fully taxable equivalent basis earned on investments remained relatively stable at 7.15%, 7.16% and 7.28% for the quarters ended June 30, 2009, March 31, 2009 and June 30, 2008, respectively, while it remained at 7.16% for the six-month periods ended June 30, 2009 and 2008.  Average investments amounted to $758.5 million and $810.5 million for the quarter and six months ended June 30, 2009, compared to $863.1 million for the previous quarter, and $826.9 million and $788.8 million for the same periods in 2008.

Nonaccrual loans amounted to $162.4 million, $130.4 million and $86.3 million as of June 30, 2009, March 31, 2009 and June 30, 2008, respectively.  If these loans had been accruing interest during the quarter and six months ended June 30, 2009, the additional interest income realized would have been approximately $2.4 million and $4.7 million, respectively, compared to $2.3 million during the previous quarter, and $1.6 million and $3.4 million during the same periods in 2008.

For the quarter and six months ended June 30, 2009, the Company reported total interest expense of $21.6 million and $43.7million, respectively, compared to $22.2 million for the previous quarter, and $25.6 million and $53.0 million for the same periods in 2008.  These decreases resulted mainly from the net effect of a re-pricing in all deposit categories and other borrowings under a lower interest rate environment; and a net increase in average interest-bearing liabilities.  For the quarter and six months ended June 30, 2009, the average interest rate on a fully taxable equivalent basis paid for interest-bearing liabilities decreased to 3.70% and 3.79%, respectively, from 3.89% for the previous quarter, and 4.59% and 4.85% for the same periods in 2008.  During the quarter and six months ended June 30, 2009, average interest-bearing liabilities amounted to $2.558 billion and $2.538 billion, respectively, compared to $2.518 billion for the previous quarter, and $2.510 billion and $2.462 billion for the same periods in 2008.

For the second quarter of 2009, net interest margin and net interest spread on a fully taxable equivalent basis was 1.97% and 1.76%, respectively, compared to 2.37% and 2.14% for the previous quarter, and 2.37% and 2.02% for the quarter ended June 30, 2008.  Net interest margin and net interest spread on a fully taxable equivalent basis was 2.16% and 1.95% for the six-month period ended June 30, 2009, respectively, compared to 2.37% and 1.99% for the same period in 2008.

The decrease in net interest margin and net interest spread on a fully taxable equivalent basis during the second quarter of 2009 when compared to the previous quarter and the quarter ended June 30, 2008 was mainly caused by the reduction in the interest yield on average earning assets, as previously mentioned, which outpaced the reduction in the interest rate paid on average interest-bearing liabilities, and, on a linked-quarter basis, was also impacted by the reduction resulting from the special income tax of 5% imposed by the Puerto Rico Act No. 7 on the net income of international banking entities, as discussed further in the Income Tax Expense section of this document.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the quarter and six months ended June 30, 2009 was $12.7 million and $18.4 million, respectively, or 136.28% and 106.30% of net charge-offs, compared to $10.0 million and $17.8 million, or 159.56% and 112.78% of net charge-offs, for the same periods in 2008.  For the quarter ended March 31, 2009, the provision for loan and lease losses amounted to $5.7 million, representing 71.27% of net charge-offs.

The increase in the provision for loan and lease losses during the quarter ended June 30, 2009 when compared to the previous quarter was mainly concentrated in the commercial and industrial loans portfolio, primarily in those unsecured or with loan-to-values in excess of 80%. General reserves were increased to anticipate possible future losses as a result of the continued distress of the economic environment, increased nonperforming loans, level of delinquencies, and credit losses.

The evaluation of the provision for loan losses also takes into consideration nonperforming loan levels. Nonperforming loans amounted to $196.1 million as of June 30, 2009, compared to $154.3 million as of March 31, 2009.  This increase was mainly concentrated in the construction loan portfolio primarily as a result of a $19.3 million loan placed in nonaccrual status in the second quarter of 2009.  This loan was analyzed under SFAS No. 114 and required a specific allowance of $3.0 million.

The provision for loan and lease losses is part of the continuous evaluation of the allowance for loans and lease losses.  The periodic evaluation of the allowance for loan and lease losses considers the level of net charge-offs, nonperforming loans, delinquencies, related loss experience and overall economic conditions.  More details are discussed further in the Loans and Asset Quality and Delinquency sections of this document.

Non-Interest Income

During the second quarter of 2009, non-interest income decreased to $2.8 million at June 30, 2009, from $5.9 million in the previous quarter.  This decrease was mainly due to the net effect of:

(i)
a $3.5 million gain on sale of securities resulting from the sale of $88.6 million in investment securities sold during the second quarter of 2009, compared to a $4.0 million gain on sale of securities resulting from the sale of $107.3 million in investment securities sold during the previous quarter;

(ii)
a $2.7 million other-than-temporary impairment adjustment in the investment portfolio during the quarter ended June 30, 2009, compared to a $808,000 other-than-temporary impairment adjustment in the investment portfolio during the previous quarter.  Of these adjustments, $2.6 million and $400,000 were related to a single non-rated Trust Preferred Stock (“TPS”), respectively.  As of June 30, 2009, we did not have any other TPS in our investment portfolio; and

(iii)
a $757,000 gain on sale of $19.6 million of lease financing contracts recorded during the previous quarter, as previously mentioned.  No lease financing contracts were sold during the second quarter of 2009.

Non-interest income for the quarter and six months ended June 30, 2009 was $2.8 million and $8.8 million, respectively, compared to $3.2 million and $6.9 million for the same periods in 2008.  These changes were mainly due to the net effect of:

(i)
a $7.6 million year-to-date gain on sale of securities resulting from the sale of $195.9 million in investment securities, of which, $88.6 million were sold during the second quarter of 2009 resulting in a $3.5 million gain on sale of securities;

(ii)	a $2.7 million and $3.5 million other-than-temporary impairment adjustments in the investment portfolio for the quarter and six months ended June 30, 2009, respectively;

(iii)
a $538,000 decrease in gain on sale of loans for the six months ended June 30, 2009, mainly resulting from a $757,000 gain on sale of $19.6 million of lease financing contracts in March 2009, compared to a $1.2 million gain on sale of $37.7 million of lease financing contracts in March 2008;

(iv)
a $1.2 million and $1.5 million decrease in service charges for the quarter and six months ended June 30, 2009, respectively, mainly due to a $259,000 and $556,000 net reduction in non-sufficient and overdraft charges, respectively, primarily resulting from a decrease in the average balance of overdrawn accounts, and a $638,000 and $669,000 reduction in miscellaneous income, respectively, mainly related to the one-time $596,000 in income from the partial redemption of Visa, Inc. shares of stock recorded during the second quarter of 2008; and

(v)
a $108,000 and $322,000 net loss on sale of repossessed assets for the quarter and six months ended June 30, 2009, respectively, compared to a net loss of $86,000 and $119,000 for the same periods in 2008.  These changes were concentrated in an increase of $128,000 and $155,000 in the loss on sale of repossessed boats, primarily attributable to our strategy of being more aggressive in the sale of repossessed boats to expedite their disposition and avoid build-up of inventory.  Repossessed assets activity during the six months ended June 30, 2009 when compared to the same period in 2008 was as follows:

a.
During the six months ended June 30, 2009, we sold a total of 11 boats and repossessed 3 boats, compared to 10 boats sold and 8 boats repossessed during the same period in 2008.  As of June 30, 2009, the amount of repossessed boats in inventory amounted to $589,000, compared to $1.8 million as of June 30, 2008.

b.
During the same periods, we sold 3 OREO properties and foreclosed 18 OREO properties, compared to 24 OREO properties sold and 8 foreclosed OREO properties, respectively. As of June 30, 2009, the amount of OREO properties in inventory amounted to $10.3 million, compared to $7.6 million as of June 30, 2008.

c.
During the same periods, we sold 668 vehicles and repossessed 526 vehicles, compared to 673 vehicles sold and 708 vehicles repossessed, respectively. As of June 30, 2009, the amount of repossessed vehicles in inventory amounted to $1.8 million, compared to $4.7 million as of June 30, 2008.

More details on repossessed assets are discussed in the Loan and Asset Quality section below.

Non-Interest Expense

During the second quarter of 2009, non-interest expense amounted to $16.1 million, compared to $12.5 million for the quarter ended March 31, 2009.  Such increase was mainly due to the combined effect of:

(i)
a $3.2 million increase in insurance expense, mainly concentrated in a $1.9 million new FDIC’s quarterly assessment, and a $1.3 million one-time FDIC’s special assessment recorded during the second quarter of 2009; and

(ii)
a $385,000 increase in other expenses related to an increased valuation expense to account for the decline in value of our OREO inventory due to the continued economic distress, which has impacted the residential and commercial real estate market.

The Company’s non-interest expense for the quarter and six months ended June 30, 2009 amounted to $16.1 million and $28.5 million, respectively, compared to $12.6 million and $25.9 million for the same periods in 2008.  This increase in non-interest expense was mainly due to the net effect of:

(i)
a $632,000 and $1.4 million decrease in salaries for the quarter and six months ended June 30, 2009, respectively, resulting from a $1.3 million and $2.5 million decrease in salaries and employee benefits, respectively, primarily related to a reduction in personnel, a reduction strategy in an effort to control expenses, and decreased bonus expenses, partially off-set by a $618,000 and $1.1 million decrease in deferred loan origination costs, respectively, because of a reduction in loan originations;

(ii)
a $3.7 million and $4.3 million increase in insurance expense for the quarter and six months ended June 30, 2009, respectively, mainly concentrated in a $1.9 million new FDIC’s quarterly assessment, and a $1.3 million one-time FDIC’s special assessment recorded during the second quarter of 2009, as previously mentioned;

(iii)
a decrease of $267,000 and $662,000 in occupancy and equipment expenses for the quarter and six months ended June 30, 2009, respectively, mainly related to a $206,000 and $396,000 decrease in repairs, maintenance, utilities and security expenses, respectively, and a $46,000 and $86,000 decrease in mileage and car expenses, respectively, mainly attributable to operational efficiencies and a cost reduction strategy, as previously mentioned;

(iv)
a $462,000 and $777,000 increase in professional services, respectively, mainly due to the combined effect of: a $495,000 and $714,000 increase in professional fees, respectively, primarily related to a BSA regulatory compliance consulting services and other management consulting services; and a $122,000 and $267,000 increase in legal fees, respectively, mainly related to legal collection proceedings;

(v)	a decrease of $78,000 and $327,000 in promotional expenses for the quarter and six months ended June 30, 2008, respectively, mainly because of a cost reduction strategy, as previously mentioned; and

Income Tax Expense

Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, the income tax expense reflected in our consolidated income statement is the sum of our income tax expense and the income tax expenses of our individual subsidiaries.  Our revenues are generally not subject to U.S. federal income tax; with the exception of interest income from interest earning deposits in the United States that are not considered portfolio interest.

On March 9, 2009, the governor of Puerto Rico signed into law Act No. 7 (the “Act No. 7”), also known as Special Act Declaring a Fiscal Emergency Status to Save the Credit of Puerto Rico, which amended several sections of the Puerto Rico’s Internal Revenue Code (the “Code”).  Act No. 7 amended various income, property, excise, and sales and use tax provision of the Code.  Under the provisions of Act No. 7, corporations, among other taxpayers, with adjusted gross income of $100,000 or more, will be subject to surtax of 5% on the total tax determined (not on the taxable income).  In addition, Act No. 7 imposes a special income tax of 5% on the net income of International Banking Entities ("IBE"), among a group of exempt taxpayers.  Both, the 5% surtax and the special income tax rate of 5% are applicable for taxable years commencing after December 31, 2008 and prior January 1, 2012.  Act No. 7 also revamps the alternative basic tax provisions of the Code.  Under the revised version, our dividends, generally subject to a maximum 10% preferential rate tax, may now be subject to an effective tax of 20% in the case of individuals with income (computed with certain addition of exempt income and income subject to preferential rates) in excess of $175,000, or 15% if such income is over $125,000.  Act No. 7 provides for several additional changes to the Code, which the Company believes will have an inconsequential financial impact or are not applicable since they are related to individuals taxpayers.

For the quarter and six months ended June 30, 2009, we recorded an income tax benefit of $2.6 million and $3.8 million, respectively, compared to an income tax benefit of $2.9 million and $4.1 million for the same periods in 2008.  Our income tax benefit for the quarter and six months ended June 30, 2009 resulted mainly from the net effect of: (i) a deferred tax benefit of $2.4 million and $4.2 million for those same periods, respectively;  (ii) a current tax expense of $506,000 and $1.1 million, respectively; and (iii) a $657,000 year-to-date effective tax rate adjustment recorded during the quarter in accordance with FASB Interpretation No. 18, “Accounting for Income Taxes in Interim Periods,” which requires that an estimated annual effective tax rate be used to determine the interim period income tax provision or benefit.

Our current income tax expense for the quarter and six months ended June 30, 2009 increased to $506,000 and $1.1 million, respectively, from $1,000 and $10,000 for the same periods in 2008, respectively. Increases in our current income tax expense during the quarter and six months ended June 30, 2009 were mainly due to the new special tax of 5% on IBE net income which amounted to approximately $461,000 and $1.0 million, respectively. Other current income tax expense is related to nonbanking subsidiaries or federal income tax related to interest income on interest earning deposits in the United States.  There is no current tax expense related the bank subsidiary operations in Puerto Rico during the quarters and six months periods ended June 30, 2009 and 2008, since the results of operations reported on this activity included a taxable loss net of exempt income.

Our deferred tax benefit for the quarter ended June 30, 2009 decreased to $2.4 million, from $2.7 million for the second quarter of 2008.  Deferred tax benefit for the six months period ended June 30, 2009 increased to $4.2 million, from $4.0 million for the same period in 2008.  These changes in our deferred tax benefit were mainly due to the net effect of: (i) a $8.2 million year-to-date increase in the net deferred tax asset related to the net operating loss (“NOL”) carryforward from the taxable loss in our banking subsidiary; (ii) a year-to-date increase of $653,000 in the other net deferred tax assets primarily from an increase in our allowance for loan and lease losses net of an increase in the deferred tax liability related to servicing asset from leases sold; and (iii) a $4.5 million valuation allowance recorded during the second quarter of 2009 to account for the net deferred tax assets’ portion for which it was more likely than not that a tax benefit would not be realized in accordance with FAS 109, “Accounting for Income Taxes.”

As of June 30, 2009, we had net deferred tax assets of $29.3 million, compared to $23.8 million as of December 31, 2008.  This increase in our net deferred tax assets was mainly attributable to the net effect of: (i) an increase in the NOL carryforward of our banking subsidiary; (ii) an increase in our allowance for loan and lease losses; (iii) a decrease in other net deferred tax assets, primarily from an increase in the deferred tax liability related to servicing assets on leases sold; (iv) an increase in deferred tax assets related to the net unrealized loss recognized in other comprehensive income; and (v) a valuation allowance on the net deferred tax assets’ portion for which it was more likely than not that a tax benefit would not be realized, as previously mentioned.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax assets; projected future taxable income; our compliance with the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”; and tax planning strategies in making this assessment.  We believe it is more likely than not that the benefits of the carrying net amount of these deductible differences as of June 30, 2009 will be realized.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets decreased to $2.738 billion as of June 30, 2009, from $2.860 billion as of December 31, 2008.  This decrease was mainly due to the net effect of:

(i)	a net increase of $133.9 million in cash and cash equivalents, mainly resulting from the sale of securities and prepayments of principal in our investment and loans portfolios;

(ii)	a $200.0 million decrease in our investment securities portfolio, including the sale of $195.9 million in securities during the six months ended June 30, 2009, as previously mentioned;

(iii)	a decrease of $75.4 million in net loans, including the $19.6 million sale of lease financing contracts in March 2009, as previously mentioned; and

(iv)	A $21.4 million increase in other assets, mainly due to a $16.5 million increase in other receivables in connection to the proceeds on some of the securities sold.

Investments

During the first six months of 2009, the investment portfolio decreased by approximately $200.0 million to $698.8 million from $898.7 million as of December 31, 2008.  This decrease was primarily due to the net effect of:

(i)
the sale of $195.9 million in FHLMCs, FNMAs, and GNMA mortgage-backed securities, which were replaced with the purchase of $109.0 million in GNMA mortgage-backed securities, $50.0 million in FFCB obligations; and $5.2 million in a private label mortgage-backed security;

(ii)	prepayments of approximately $133.0 million on mortgage-backed securities and FHLB obligations;

(iii)	$5.9 million in FHLB obligations, $12.2 million in private label mortgage-backed securities and $5.0 million in a corporate note that were called-back or matured during the period;

(iv)	the decrease of $9.0 million in the market valuation of securities available for sale;

(v)	the increase of $4.2 million in the premium of purchases of securities and the net amortization of discount/premiums;

(vi)	the reduction of $3.8 million in FHLB stocks; and

(vii)	a $3.5 million other than temporary impairment adjustment in the investment portfolio, as previously mentioned.

During the six months ended June 30, 2009, we restructured our investment portfolio by selling approximately $150.3 million in FNMA MBS and $36.9 million in FHLMC MBS with an aggregate estimated average life of 3.44 years and an aggregate estimated average yield of approximately 5.25%; and $8.8 million in GNMA MBS with an average estimated average life of 4.07 years and an estimated average yield of 5.55%.  These sales of securities resulted in a $3.5 million and $7.6 million gain for the quarter and six months ended June 30, 2009, respectively.  The proceeds of these sales were used to purchase approximately $109.0 million in GNMA MBS with an estimated average life of 2.88 years and an average estimated yield of approximately 4.32%; $50.0 million in Federal Farm Credit Bond with an estimated average life of approximately 2.76 years and an estimated average yield of 1.95%; and $5.2 million in a private label mortgage-backed security with an estimated average life of approximately 1.83 years and an estimated average yield of 9.64%.  This private label is a mortgage-backed security with a “Credit Enhancement Plus” structure, which purpose is to mitigate some of the regulatory risk associated with possible rating downgrades.  These transactions did not only increase our capital through the gain, but also served to stabilize our regulatory risk-based capital levels as the GNMA MBS acquired have a 0% risk-based capital weight when compared to 20% on the MBS sold.

For the first six month ended June 30, 2009, after the above-mentioned transactions, the estimated average maturity of our investment portfolio was approximately 3.43 years and the estimated average yield was approximately 4.94%, compared to an estimated average maturity of 5.7 years and an average yield of 5.2% for the year ended December 31, 2008.

In April 2009, the FASB issued Staff Position (“FSP”) No. 115-2, Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary for debt securities, and FSP No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.

The FSP No. 115-2 requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, as defined in paragraph 8 of FSP No. 115-2, while impairment related to other factors is recognized in other comprehensive income.  Additionally, this FSP expands and increases the frequency of existing disclosures about other-than-temporary impairments (“OTTI”) for debt and equity securities.

The FSP No. 157-4 emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.  This FSP provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity.  In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value.  This FSP also requires increased disclosures.

These FSPs are effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.  We elected to adopt the FSP No. 115-2 and FSP No. 157-4 for the quarter ended March 31, 2009.  Adoption of FSP No. 115-2 resulted in $2.7 million and $3.5 million in OTTI recognized in earnings for the quarter and six months ended June 30, 2009, respectively, as discussed further below.  Adoption of FSP No. 157-4 did not have a financial impact, other than additional disclosures.

With the assistance of a third party provider, we reviewed the investment portfolio as of June 30, 2009 using cash flow and valuation models and considering the provisions of FSP 115-2, for applicable securities.  During the review, we identified securities with characteristics that warranted a more detailed analysis, as follows:

(i)
One security for $3.0 million of original par value and a current market value of $30,000 is a non-rated Trust Preferred Stock (“TPS”).  Considering the issuer’s current financial position as of June 30, 2009, we estimated a $2.6 million OTTI on this security due to the deterioration of the credit quality. At March 31, 2009, we had already recognized a $400,000 OTTI on this security due to the apparent deterioration of its credit quality.

(ii)
Fifteen private label MBS amounting to $54.2 million that have mixed credit ratings or other special characteristics.  For each one of the private label MBS, we reviewed the collateral performance and considered the impact of current economic trends.  These analyses were performed taking into consideration current U.S. market conditions and trends, forward projected cash flows and the present value of the forward projected cash flows.  Some of the analysis performed to the downgraded mortgage-backed securities included:

a.	the calculation of their coverage ratios;

b.	current credit support;

c.	total delinquency over sixty days;

d.	average loan-to-values;

e.	projected defaults considering a conservative additional downside scenario of (5)% in Housing Price Index values for each of the following three years;

f.	a mortgage loan Conditional Prepayment Rate (“CPR”) speed equal to 8 or 15 depending on the approximately last six months average for each security;

g.	projected total future deal loss based on the previous conservative assumptions;

h.	excess credit support protection;

i.	projected tranche dollar loss; and

j.	projected tranche percentage loss, if any, and economic value.

Based on this assessment, as of June 30, 2009, we estimated a $106,000 OTTI due to the apparent deterioration of the credit quality over three private label MBS.

Loans

Total loans, net of unearned interest, amounted to $1.709 billion as of June 30, 2009, after decreasing by $75.1 million, or 8.42% on an annualized basis, from $1.784 billion as of December 31, 2008.  This decrease was mainly due to the net effect of:

(i)	a $51.6 million, or 38.59% annualized decrease in lease financing contracts from $267.3 million as of December 31, 2008 to $215.7 million as of June 30, 2009;

(ii)	a $36.1 million, or 6.48% annualized decrease in commercial loans, from $1.115 billion as of December 31, 2008 to $1.079 billion as of June 30, 2009; and

(iii)	a $13.8 million, or 12.48% annualized increase in construction loans, from $220.6 million as of December 31, 2008 to $234.3 million as of June 30, 2009.

The decrease of $51.6 million in our leasing portfolio includes $19.6 million in lease financing contracts we sold in March 2009, as previously mentioned.  Occasionally, we sell lease financing contracts on a limited recourse basis to other financial institutions and, typically, we retain the right to service the leases we sold.  The rest of the decrease was primarily because of repayments and a reflection of decreased originations resulting from tightened underwriting standards and our decision to strategically pare back our automobile leasing business because of the distressed economic conditions.

In our commercial loans portfolio, the $36.1 million decrease resulted from a $41.7 million decrease in other commercial loans, net of a $5.6 million increase in commercial loans secured by real estate.  During the second quarter of 2009, we continued to focus on enhancing our credit risk assessment and collection processes by working closely with our customers to maintain our customers’ base at terms favorable to the Bank, while protecting and preserving shareholders’ interests.  Commercial loans secured by real estate amounted to $857.1 million as of June 30, 2009, or 79.45% of total commercial loans.

The $13.8 million increase in ADC loans resulted from disbursements on projects mostly committed before year 2008.  These projects are primarily related to loans for the construction of residential multi-family projects that, although private, are moderately priced or of the affordable type supported by government assisted programs, and other loans for land development and the construction of commercial real estate property.

Asset Quality and Delinquency

Non-performing assets consist of loans and leases in nonaccrual status, loans 90 days or more past due and still accruing interest, OREO, and other repossessed assets.  As of June 30, 2009, non-performing assets amounted to $208.8 million, compared to $167.8 million and $177.4 million as of March 31, 2009 and December 31, 2008, respectively.

Nonperforming Loans and Leases

Non-performing loans and leases, which are comprised of loans 90 days or more past due and still accruing interest, and loans and leases on nonaccrual status, amounted to $196.1 million as of June 30, 2009, compared to $154.3 million and $163.9 million as of March 31, 2009 and December 31, 2008, respectively.  The increase in nonperforming loans and leases during the quarter ended June 30, 2009 when compared to the previous quarter included:

(i)	a $32.0 million increase in loans in nonaccrual status, mainly related to two construction business relationships amounting to $26.1 million; and

(ii)	a $9.8 million increase in loans over 90 days still accruing, mainly related to commercial loans secured by real estate.

The increase in nonperforming loans and leases during the quarter ended June 30, 2009 is mainly a reflection of the continued distressed economic conditions, as previously mentioned.  Loans primarily responsible for these increases were analyzed under SFAS No. 114 and corresponding specific allowances established.

Repossessed Assets

As of June 30, 2009, repossessed assets amounted to $12.7 million, compared to $13.5 million as of March 31, 2009 and December 31, 2008.  The decrease in repossessed assets during the second quarter of 2009 when compared to the previous quarter was mainly attributable to the net effect of:

(i)
a decrease of $1.3 million in other repossessed assets, mostly comprised of a $679,000 decrease in the inventory of repossessed vehicles and a $561,000 decrease in the inventory of repossessed boats.  During the quarter ended June 30, 2009, we sold 276 vehicles and repossessed 231 vehicles, decreasing our inventory of repossessed vehicles to 155 units, or $1.8 million, as of June 30, 2009, from 200 units, or $2.5 million, as of March 31, 2009.  During the same period, we did not repossess any boats but sold 3 boats, decreasing our inventory of repossessed boats to 7 units, or $589,000, as of June 30, 2009, from 10 units, or $1.2 million, as of March 31, 2009.

(ii)
a $560,000 increase in OREO resulting from the net effect of the sale of 2 properties, the foreclosure of 11 properties, and an increase in the valuation allowance to account for the decline in value of our OREO inventory, as previously mentioned.  Our OREO inventory amounted to $10.3 million and $9.7 million as of June 30, 2009 and March 31, 2009, respectively.

Net Charge-Offs

Annualized net charge-offs as a percentage of average loans amounted to 2.15% and 1.97% for the quarter and six months ended June 30, 2009, respectively, compared to 1.80% for the previous quarter, and 1.89% and 1.57% for the quarter and year ended December 31, 2008.

Net charge-offs for the quarter ended June 30, 2009 were $9.3 million, compared to $8.0 million and $8.5 million for the quarters ended March 31, 2009 and December 31, 2008, respectively.  Net charge-offs for the quarter ended June 30, 2009, compared to the quarters ended March 31, 2009 and December 31, 2008 were as follows:

(i)
$4.7 million in net charge-offs on loans partially secured by real estate for the second quarter of 2009, of which $3.4 million were commercial loans with loan-to-values in excess of 80% and $1.2 million were construction loans; compared to $3.6 million for the previous quarter, including $3.0 million in construction loans and $656,000 in commercial loans with loan-to-values in excess of 80%; and $2.1 million for the fourth quarter of 2008, which included $1.5 million in commercial loans with loan-to-values in excess of 80% and $582,000 in construction loans;

(ii)
$2.0 million in net charge-offs on other commercial and industrial loans for the second quarter of 2009, compared to $662,000 and $3.3 million for the quarters ended March 31, 2009 and December 31, 2008, respectively;

(iii)	$655,000 in net charge-offs on consumer loans for the second quarter of 2009, compared to $905,000 and $397,000 for the quarters ended March 31, 2009 and December 31, 2008, respectively;

(iv)	$1.9 million in net charge-offs on lease financing contracts for the second quarter of 2009, compared to $2.7 million for the previous quarter and the quarter ended December 31, 2008; and

(v)	$49,000 in net charge-offs on other loans for the second quarter of 2009, compared to $38,000 and $13,000 in net charge-offs for the quarters ended March 31, 2009 and December 31, 2008, respectively.

The increase in commercial and construction net charge-offs was mainly attributable to various commercial and industrial loans which were allocated with specific allowance for loan and lease losses during previous quarters.

Decreases in net charge-offs in our leasing portfolio were mainly attributable to the decrease in the volume of repossessed vehicles.

Other Asset Qualitative Information

As of June 30, 2009, March 31, 2009 and December 31, 2008, we had troubled debt restructured loans, as defined in Statement of Financial Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” amounting to $62.8 million, $53.0 million and $30.1 million, respectively, that were not included as nonperforming loans in the table above since they are performing under renegotiated contractual terms.

As of June 30, 2009, loans between 30 and 89 days past due and still accruing interest amounted to $76.9 million, compared to $74.5 million and $126.1 million as of March 31, 2009 and December 31, 2008, respectively.  Although 30 to 89 days delinquency still accruing remained relatively stable when comparing the second quarter of 2009 with the previous quarter, changes included a $2.5 million increase in commercial loans; a $3.4 million increase in construction loans; and a $3.2 million decrease in our leasing portfolio.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses was $42.7 million as of June 30, 2009, compared to $39.3 million and $41.6 million as of March 31, 2009 and December 31, 2008, respectively.  The allowance for loan and lease losses was affected by net charge-offs, nonperforming loans, loan portfolio balance, and also by the provision for loan and lease losses.  The increase in the allowance for loan and lease losses during the quarter ended June 30, 2009 when compared to the previous quarter was primarily attributable to the impact of the overall economy on current internal and external environmental factors affecting the commercial and industrial loans portfolio, as previously mentioned.

For the general portion of our allowance, we follow a consistent procedural discipline and account for loan and lease loss contingencies in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies.  Also, another component is used in the evaluation of the adequacy of our general allowance to measure the probable effect that current internal and external environmental factors could have on the historical loss factors currently in use.  In addition to our general portfolio allowances, specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate a high probability that a loss has been incurred.  These specific allowances are determined following a consistent procedural discipline in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS No. 114”), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures.  For impaired commercial and construction business relationships with aggregate balances exceeding $250,000, we measure the impairment following the guidance of SFAS No. 114.

We believe that the allowance for loan and lease losses is adequate and it represents 2.50% of total loans as of June 30, 2009.

Deposits and Borrowings

Total deposits amounted to $2.079 billion as of June 30, 2009, compared to $2.084 billion as of December 31, 2008.  This $5.6 million decrease was mainly attributable to a net effect of a decrease in broker deposits and an increase in jumbo and regular time deposits.  The fierce competition for local deposits continues.  In an effort to control increases in our funding cost, we continued focused on other funding alternatives, including attracting other time deposits from the US national markets at lower competitive rates.

As of June 30, 2009, other borrowings amounted to $492.7 million, compared to $592.5 million as of December 31, 2008. This decrease in other borrowings was mainly attributable to our strategy of focusing on other funding alternatives to lower our cost of funds, as mentioned above.

Stockholders’ Equity

Our stockholders’ equity decreased to $140.0 million as of June 30, 2009, from $156.6 million as of December 31, 2008, representing an annualized decrease of 21.19%.  Besides earnings and losses from operations, which amounted to a net loss of $8.6 million and $11.3 million for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively, the stockholders’ equity was impacted by accumulated other comprehensive losses of $20.2 million as of June 30, 2009, compared to $12.4 million as of December 31, 2008.

As of June 30, 2009, our total risk-based capital ratio was 9.71%, which is less than the 10% required to be considered well capitalized under the regulatory framework for prompt corrective action, compared to 10.20% as of March 31, 2009.  However, in July 2009, we sold approximately $163.4 million in securities with a $6.0 million gain, which we estimate will place us above the 10% risk-based capital requirement as of July 31, 2009.

Our leverage and Tier 1 capital ratios were 5.66% and 8.45% as of June 30, 2009, respectively, compared to 6.52% and 8.94% as of March 31, 2009.  We continue evaluating opportunities to increase our capital position.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified bank holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and EuroSeguros, a wholly-owned insurance agency subsidiary of Eurobank.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations.  Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time.  Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods.  Any projections in this release are based on limited information currently available to management, which is subject to change.  Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year.  Such information speaks only as of the date of this release.  Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

June 30, 2009 and December 31, 2008

	2009	2008
Assets
Cash and cash equivalents
Cash and due from banks	$221,655,244	$43,275,239
Interest bearing deposits	400,000	400,000
Federal funds sold	—	44,470,925
Total cash and cash equivalents	222,055,244	88,146,164
Securities purchased under agreements to resell	24,179,698	24,486,774
Investment securities available for sale	577,458,823	751,016,565
Investment securities held to maturity	110,201,991	132,798,181
Other investments	11,131,700	14,932,400
Loans held for sale	1,019,702	1,873,445
Loans, net of allowance for loan and lease losses of $42,729,222 in 2009 and $41,639,051 in 2008	1,665,163,485	1,740,539,113
Accrued interest receivable	13,683,245	14,614,445
Customers’ liability on acceptances	365,299	405,341
Premises and equipment, net	34,273,013	34,466,471
Deferred tax assets, net	29,300,777	23,825,896
Other assets	49,266,566	33,324,128
Total assets	$2,738,099,543	$2,860,428,923
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$100,730,850	$108,645,242
Interest bearing	1,977,975,978	1,975,662,802
Total deposits	2,078,706,828	2,084,308,044
Securities sold under agreements to repurchase	471,675,000	556,475,000
Acceptances outstanding	365,299	405,341
Advances from Federal Home Loan Bank	369,169	15,398,041
Note payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	12,574,585	16,073,737
Accrued expenses and other liabilities	13,806,345	10,579,960
	2,598,116,226	2,703,859,123
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 430,537 in 2009 and 2008 (aggregate liquidation preference value of $10,763,425)	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000 shares; issued: 20,439,398 shares in 2009 and 2008; outstanding: 19,499,515 shares in 2009 and 2008	204,394	204,394
Capital paid in excess of par value	110,182,763	110,109,207
Retained earnings:
Reserve fund	8,029,106	8,029,106
Undivided profits	40,914,466	49,773,573
Treasury stock, 940,183 shares in 2009 and 939,883 in 2008, at cost	(9,918,147)	(9,916,962)
Accumulated other comprehensive loss:
Unrealized loss on available for sale securities	(7,187,763)	(12,392,943)
Other-than-temporary impairment losses for which a portion has been recognized in earnings	(13,004,927)	—
Total stockholders’ equity	139,983,317	156,569,800
Total liabilities and stockholders’ equity	$2,738,099,543	$2,860,428,923

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

For the three-month periods ended June 30, 2009 and 2008 and March 31, 2009, and six-month periods ended June 30, 2009 and 2008

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2009	2008	2009	2009	2008
Interest income:
Loans, including fees	$23,025,962	$29,106,477	$24,599,905	$47,625,867	$61,864,250
Investment securities:
Taxable	1,912	2,588	1,947	3,859	5,231
Exempt	10,119,844	10,822,424	11,519,063	21,638,907	20,314,226
Interest bearing deposits, securities purchased under agreements to resell, and other	200,060	411,651	78,790	278,849	798,638
Total interest income	33,347,778	40,343,140	36,199,705	69,547,482	82,982,345
Interest expense:
Deposits	17,143,727	20,609,064	17,542,319	34,686,046	42,382,230
Securities sold under agreements to repurchase, notes payable, and other	4,416,595	5,030,573	4,619,903	9,036,498	10,663,270
Total interest expense	21,560,322	25,639,637	22,162,222	43,722,544	53,045,500
Net interest income	11,787,456	14,703,503	14,037,483	25,824,938	29,936,845

Provision for loan and lease losses	12,707,000	9,986,800	5,689,000	18,396,000	17,819,800
Net interest (expense) income after provision for loan and lease losses	(919,544)	4,716,703	8,348,483	7,428,938	12,117,045
Noninterest income:
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(1,791,876)	—	(15,491,220)	(17,283,095)	—
Portion of loss recognized in other comprehensive income	(883,876)	—	14,683,627	13,799,751	—
Net impairment losses recognized in earnings	(2,675,752)	—	(807,593)	(3,483,344)	—
Net gain on sale of securities	3,526,781	—	4,036,387	7,563,169	—
Service charges – fees and other	2,059,174	3,218,454	2,124,879	4,184,053	5,641,828
Net loss on sale of repossessed assets and on disposition of other assets	(108,145)	(85,721)	(213,724)	(321,869)	(119,479)
Net gain on sale of loans and leases	18,847	116,942	795,572	814,419	1,352,137
Total noninterest income	2,820,905	3,249,675	5,935,521	8,756,428	6,874,486
Noninterest expense:
Salaries and employee benefits	4,685,863	5,318,139	4,802,139	9,488,002	10,897,052
Occupancy, furniture and equipment	2,490,437	2,757,843	2,548,096	5,038,533	5,700,611
Professional services	1,704,644	1,243,021	1,556,474	3,261,119	2,484,239
Insurance	4,373,530	636,177	1,174,569	5,548,099	1,282,768
Promotional	135,601	213,655	117,918	253,519	580,673
Other	2,666,015	2,463,228	2,280,975	4,946,989	4,952,425
Total noninterest expense	16,056,090	12,632,063	12,480,171	28,536,261	25,897,768
Income (loss) before income taxes	(14,154,729)	(4,665,685)	1,803,833	(12,350,895)	(6,906,237)
Income tax benefit	(2,558,816)	(2,902,780)	(1,241,097)	(3,799,913)	(4,140,008)
Net income (loss)	$(11,595,913)	$(1,762,905)	$3,044,930	$(8,550,982)	$(2,766,229)

Basic earnings (loss) per share	$(0.60)	$(0.10)	$0.15	$(0.45)	$(0.16)

Diluted earnings (loss) per share	$(0.60)	$(0.10)	$0.15	$(0.45)	$(0.16)

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	As of
	June 30,		March 31,	December 31,
	2009	2008	2009	2008

Loan Mix

Loans secured by real estate
Commercial and industrial	$857,098	$828,277	$856,835	$851,494
Construction	234,338	222,056	230,352	220,579
Residential mortgage	130,144	126,458	125,511	125,557
Consumer	2,483	2,228	2,519	2,445
	1,224,063	1,179,019	1,215,217	1,200,075

Commercial and industrial	221,625	292,435	246,738	263,332
Consumer	45,510	52,657	47,366	49,415
Lease financing contracts	215,743	309,011	230,828	267,325
Overdrafts	1,522	3,902	2,140	2,146
Total	1,708,463	1,837,024	1,742,289	1,782,293

Deposit Mix

Noninterest-bearing deposits	100,731	118,313	105,239	108,645
Now and money market	63,443	68,881	56,040	59,309
Savings	105,237	110,388	103,575	104,424
Broker deposits	1,389,765	1,393,935	1,530,107	1,423,814
Regular CD's & IRAS	129,712	97,103	124,077	109,732
Jumbo CD's	289,819	261,169	289,800	278,384
Total	2,078,707	2,049,789	2,208,838	2,084,308

Balance Sheet Data (at end of period)

Total assets	2,738,100	2,829,716	2,900,786	2,860,429
Total investments	698,793	828,270	823,990	898,747
Loans and leases, net of unearned	1,708,912	1,840,410	1,742,150	1,784,052
Allowance for loan and lease losses	42,729	30,156	39,346	41,639
Total deposits	2,078,707	2,049,789	2,208,838	2,084,308
Other borrowings	492,663	577,118	517,678	592,492
Preferred stock	10,763	10,763	10,763	10,763
Shareholders' equity	139,983	164,739	149,195	156,570

Capital Ratios

Leverage ratio	5.66%	6.84%	6.52	6.55%
Tier 1 risk-based capital	8.45	9.36	8.94	8.99
Total risk-based capital	9.71	10.61	10.20	10.25

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarters Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2009	2008	2009	2009	2008

Common Share Data

Average shares outstanding - basic	19,499,403	19,500,315	19,499,515	19,499,459	19,336,419
Average shares outstanding - assuming dilution	19,499,403	19,530,491	19,499,515	19,499,459	19,380,971
Number of shares outstanding at end of period	19,499,215	19,500,315	19,499,515	19,499,215	19,500,315
Book value per common share	$6.63	$7.90	$7.10	$6.63	$7.90

Balance Sheet Data (average balances)

Total assets	2,832,651	2,833,262	2,796,011	2,814,374	2,787,916
Loans and leases, net of unearned	1,732,373	1,846,116	1,777,171	1,754,648	1,856,054
Interest-earning assets(1)	2,708,018	2,714,924	2,673,977	2,691,092	2,673,936
Interest-bearing deposits	2,064,798	1,940,606	1,969,054	2,017,190	1,897,115
Other borrowings	493,217	569,708	549,205	521,057	564,798
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	148,862	175,390	149,302	149,081	179,300

Other Financial Data

Total interest income	33,348	40,343	36,200	69,547	82,982
Total interest expense	21,561	25,639	22,162	43,722	53,046
Provision for loan and lease losses	12,707	9,987	5,689	18,396	17,820
OTTI losses recognized in earnings	(2,676)	-	(808)	(3,483)	-
Gain on sale of securities	3,527	-	4,036	7,563	-
Services charges - fees and other	2,059	3,218	2,125	4,184	5,642
Gain on sale of loans	19	117	796	814	1,352
Net loss on sale of other assets	(108)	(86)	(214)	(322)	(119)
Non-interest expense	16,056	12,632	12,480	28,536	25,897
Tax benefit	(2,559)	(2,903)	(1,241)	(3,800)	(4,140)
Net (loss) income	(11,596)	(1,763)	3,045	(8,551)	(2,766)
Dividends on preferred stock	124	186	184	308	371
Nonperforming assets	208,828	141,099	167,754	208,828	141,099
Nonperforming loans	196,106	126,940	154,297	196,106	126,940
Net charge-offs	9,324	6,259	7,982	17,306	15,801

Performance Ratios

Return on average assets(2)	(1.64)%	(0.25)%	0.44%	(0.61)%	(0.20	) %
Return on average common equity(3)	(33.59)	(4.28)	8.79	(12.36)	(3.28)
Net interest spread(4)	1.76	2.02	2.14	1.95	1.99
Net interest margin(5)	1.97	2.37	2.37	2.16	2.37
Efficiency ratio(6)	99.63	65.41	57.47	75.43	67.02
Earnings (loss) per common share - basic	$(0.60)	$(0.10)	$0.15	$(0.45)	$(0.16)
Earnings (loss) per common share - diluted	(0.60)	(0.10)	0.15	(0.45)	(0.16)

Asset Quality Ratios

Nonperforming assets to total assets	7.63%	4.99%	5.78%	7.63%	4.99%
Nonperforming loans to total loans	11.48	6.90	8.86	11.48	6.90
Allowance for loan and lease losses to total loans	2.50	1.64	2.26	2.50	1.64
Net loan and lease charge-offs to average loans	2.15	1.36	1.80	1.97	1.70
Provision for loan and lease losses to net loan and lease charge-offs	136.28	159.56	71.27	106.30	112.78

(1)
Includes nonaccrual loans, which balance as of the periods ended June 30, 2009 and 2008, March 31, 2009 and December 31, 2008 was $162.4 million, $86.3 million, $130.4 million and $141.3 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income by average assets.
(3)	Return on average common equity (ROAE) is determined by dividing net income by average common equity.
(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008

Loans contractually past due 90 days or more but still accruing interest	$33,660	$23,898	$22,590	$40,626
Nonaccrual loans	162,446	130,399	141,304	86,314
Total nonperforming loans(1)	196,106	154,297	163,894	126,940
Repossessed property:
Other real estate	10,266	9,706	8,759	7,627
Other repossesed assets	2,456	3,751	4,747	6,532
Total repossessed property	12,722	13,457	13,506	14,159
Total nonperforming assets	$208,828	$167,754	$177,400	$141,099

Nonperforming loans to total loans	11.48%	8.86%	9.19%	6.90%
Nonperforming assets to total loans plus repossessed property	12.13	9.56	9.87	7.61
Nonperforming assets to total assets	7.63	5.78	6.20	4.99

(1)
As of June 30, 2009, March 31, 2009 and December 31, 2008, we had troubled debt restructured loans, as defined in Statement of Financial Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” amounting to $62.8 million, $53.0 million and $30.1 million, respectively, that were not included as nonperforming loans in the table above since they are performing under renegotiated contractual terms.  There were no troubled debt restructured loans as of June 30, 2008.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	December 31,
	2009	2009	2008	2008	2008	2008
Charge-offs:
Real estate secured	$4,666	$3,648	$2,129	$420	$2,683	$8,748
Other commercial and industrial	2,156	704	3,363	516	654	7,461
Consumer	707	992	496	421	563	2,129
Leases financing contracts	2,340	3,098	3,086	3,541	3,064	12,508
Other	52	38	14	25	65	268
Total charge-offs	9,921	8,480	9,088	4,923	7,029	31,114

Recoveries:
Real estate secured	$1	$-	$1	$2	$3	$21
Other commercial and industrial	112	42	70	65	460	737
Consumer	52	87	99	97	62	322
Leases financing contracts	429	369	399	263	242	1,213
Other	3	-	1	3	3	9
Total recoveries	597	498	570	430	770	2,302

Net charge-offs:
Real estate secured	$4,665	$3,648	$2,128	$418	$2,680	$8,727
Other commercial and industrial	2,044	662	3,293	451	194	6,724
Consumer	655	905	397	324	501	1,807
Leases financing contracts	1,911	2,729	2,687	3,278	2,822	11,295
Other	49	38	13	22	62	259
Total net charge-offs	$9,324	$7,982	$8,518	$4,493	$6,259	$28,812

Net charge-offs to average loans:
Real estate secured	1.52%	1.21%	0.71%	0.14%	0.92%	0.75%
Other commercial and industrial	3.46	1.03	4.84	0.63	0.26	2.30
Consumer	5.62	7.42	3.13	2.47	3.71	3.38
Leases financing contracts	3.42	4.20	3.87	4.39	3.53	3.57
Other	9.90	7.08	2.06	2.52	4.70	5.59
Total net charge-offs to average loans	2.15%	1.80%	1.89%	0.98%	1.36%	1.57%